Filed Pursuant to Rule 433

Dated March 4, 2016

Registration Statement No. 333-207672

Relating to

Preliminary Prospectus Supplement Dated March 4, 2016 to

Prospectus dated October 29, 2015

Xylem Inc.

Pricing Term Sheet

March 4, 2016

€500,000,000 2.250% Senior Notes due 2023

Issuer:	Xylem Inc.

Expected Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security Description:	2.250% Senior Notes due 2023

Offering Format:	SEC Registered

Principal Amount:	€500,000,000

Trade Date:	March 4, 2016

Settlement Date**:	March 11, 2016 (T+5)

Interest Payment Dates:	March 11 of each year, commencing March 11, 2017

Maturity Date:	March 11, 2023

Coupon:	2.250%

Public Offering Price:	98.905% of the principal amount

Yield to Maturity:	2.422%

Benchmark Bund:	1.500% due February 15, 2023

Benchmark Bund Price and Yield:	111.890%; -0.200%

Spread to Benchmark Bund:	+ 262.2 bps

Mid-Swap Yield:	0.222%

Spread to Mid-Swap Yield:	+ 220 bps

Make-Whole Call:	Prior to December 11, 2022 at +40 bps

Par Call:	On or after December 11, 2022

Change of Control:	Putable at 101% of principal plus accrued interest

Redemption for Tax Reasons:	In the event of certain changes in the tax laws of the United States or certain other jurisdictions, we may redeem all, but not part, of the 2023 Notes at a price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest to the redemption date.

CUSIP / ISIN / Common Code:	98419M AG5 / XS1378780891 / 137878089

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	Actual / Actual (ICMA)

Listing:	Application will be made to list the notes on the New York Stock Exchange

Stabilization:	Stabilization/FCA

Joint Book-Running Managers:	BNP Paribas Citigroup Global Markets Limited J.P. Morgan Securities plc

Co-Managers:	Deutsche Bank AG, London Branch ING Bank N.V., Belgian Branch Mitsubishi UFJ Securities International plc Société Générale U.S. Bancorp Investments, Inc. Wells Fargo Securities International Limited

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about March 11, 2016, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement of the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas toll-free at (800) 854-5674, Citigroup Global Markets Limited toll-free at (800) 831-9146 or J.P. Morgan Securities plc toll-free at (866) 430-0686.

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